Exhibit 99.1

Contacts:

Timothy Creech	Robin Fastenau
Vice President of Finance	Manager of Corporate Communications
Trimeris, Inc.	Trimeris, Inc.
(919) 419-6050	(919) 419-6050

TRIMERIS ANNOUNCES FOURTH QUARTER AND YEAR-END 2003 RESULTS

DURHAM, N.C., February 3, 2004 – Trimeris, Inc. (Nasdaq: TRMS) today announced financial results for the fourth quarter and year ended December 31, 2003.

For the fourth quarter of 2003, the Company reported a loss of $15.1 million, or ($0.70) per share, compared with a loss of $16.6 million ($0.77 per share) in the third quarter of 2003, and $23.1 million ($1.09 per share) in the fourth quarter of 2002. For the year ended 2003, the Company’s net loss totaled $65.7 million, or ($3.06) per share, compared with a loss of $75.7 million ($3.93 per share) for 2002.

The decrease in net loss for the quarter is primarily due to the gross profit from the sale of FUZEON®, net of increased marketing expenses related to the commercial launch of FUZEON. In 2003, marketing expenses increased and were partially offset by reduced research and development expenses incurred compared to 2002 for the Company’s phase III clinical trials for FUZEON and the production of drug material for clinical trials. These costs are net of reimbursements from Hoffmann-La Roche, Inc., the Company’s collaborative partner. During the quarter, Trimeris extended its research agreement with Roche and received reimbursement for certain research expenses incurred during 2003. Cash and cash equivalents and short-term investments totaled $92.2 million at December 31, 2003.

Total worldwide net sales for FUZEON during the fourth quarter were $17.6 million, compared to $13.1 million during the third quarter. These amounts include net sales in the United States and Canada of $13.3 million during the fourth quarter, compared to $10.7 million during the third quarter. Net sales outside the U.S. and Canada were $4.3 million during the fourth quarter, compared to $2.4 million during the third quarter.

“2003 was an eventful year for Trimeris with the approval and launch of FUZEON,” commented Dr. Dani Bolognesi, Chief Executive Officer of Trimeris. “We will continue to work with our colleagues at Roche to ensure the commercial success of FUZEON and its broad adoption as a new standard of care in the management of treatment-experienced HIV patients. We look forward to seeing the results of our heightened marketing initiatives on the uptake of FUZEON during 2004.”

A live webcast of our conference call on February 3 at 5:00 p.m. Eastern Time will be available at http://www.trimeris.com.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON®, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. Trimeris is developing FUZEON and future generations of peptide fusion inhibitors in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the Company’s website at www.trimeris.com.

Trimeris Safe Harbor Statement

This document and any attachments may contain forward-looking information about the Company’s financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris’ Form 10-K filed with the Securities and Exchange Commission on March 27, 2003 and its periodic reports filed with the SEC.

Trimeris, Inc.

Statements of Operations

[in thousands, except per share amounts]

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Milestone revenue	$989	$155	$2,964	$1,133
Royalty revenue	434	—	755	—

Total revenue	1,423	155	3,719	1,133

Operating expenses:
Collaboration loss**	10,069	—	25,515	—

Marketing expense**	—	8,572	—	16,722

Research and development:
Non-cash compensation*	(19)	24	(1)	250
Other research and development	5,597	12,060	36,824	50,976

Total research and development expense	5,578	12,084	36,823	51,226

General and administrative:
Non-cash compensation*	—	413	767	1,645
Other general and administrative	1,155	2,942	7,810	9,340

Total general and administrative expense	1,155	3,355	8,577	10,985

Total operating expenses	16,802	24,011	70,915	78,933

Operating loss	(15,379)	(23,856)	(67,196)	(77,800)

Other income (expense)
Interest income	291	731	1,534	2,230
Interest expense	(6)	(20)	(41)	(108)

	285	711	1,493	2,122

Net loss	$(15,094)	$(23,145)	$(65,703)	$(75,678)

Basic and diluted net loss per share	$(0.70)	$(1.09)	$(3.06)	$(3.93)

Weighted average shares outstanding	21,530	21,281	21,460	19,272

*	Non cash compensation represents non-cash charges or credits related to stock options granted to employees and non-employees. The change in this expense is primarily due to the change in the market price of our stock at the end of each quarter.
**	Collaboration loss represents our 50% share of the net operating loss from the sale of FUZEON in the United States under our collaboration agreement with Hoffmann-La Roche, Inc., our collaborative partner. This net operating loss consists of net sales less cost of goods (gross margin), less selling and marketing expenses. Selling and marketing expenses exceeded the gross margin from FUZEON sales in the three months and year ended December 31, 2003. Marketing expense for 2002 consisted of our 50% share of expenses incurred for pre-launch activities related to FUZEON.

Trimeris, Inc.

Condensed Balance Sheets

[$ in thousands]

	December 31, 2003	December 31, 2002
Assets
Total current assets	$94,304	$150,313
Property, furniture and equipment – net	2,578	2,816
Total other assets	1,718	1,410

Total assets	$98,600	$154,539

Liabilities and Stockholders’ Equity
Total current liabilities	$18,563	$21,924
Capital lease obligations, less current installments	—	321
Deferred revenue	11,369	2,167

Total liabilities	29,932	24,412

Total stockholders’ equity	68,668	130,127

Total liabilities and stockholders’ equity	$98,600	$154,539